Exhibit 1

ADS Drilling Services, Inc.
10801 Hammerly Blvd, Suite 238

Houston, Texas 77043

To: Talal Yassin

From: Charlie Russell

Date: December 22, 2002

RE: Termination of letter of intent.

_______________________________________________________________________________________________________________________

Gentlemen,

This letter is formal acknowledgment of termination of the official letter of intent dated on September 25, 2002 in which Geocom (a junior oil company) entered into the purchase of ADS Drilling Services, Inc.

Due to the inability of Geocom to raise the necessary money to complete the closing, and the fact that several extensions have been missed thus allowing for more time for Geocom to raise the capital to close I am respectively terminating the letter of intent.

We feel, that as a company, we should search other avenues of financing and we wish Geocom the best of luck in the future.

We hold no ill regard to the staff of Geocom nor its intentions and further would like to work with Geocom in the future on projects that they have in the oil and gas sector.

Thank you,

/s/ Charlie Russell

Charlie Russell

  Milton Cox
  Sam Nassat